LICENSE AGREEMENT

         THIS LICENSE AGREEMENT (hereinafter referred to as the "Agreement") is made this 18th day of December, 1995, by and between HEALTHY PLANET PRODUCTS, INC., a corporation organized under the laws of the State of Delaware, with principal offices at 1129 N. McDowell Blvd., Petaluma, CA 94954 (hereinafter referred to as "Licensor") and TWIN OAKS PUBLISHING LIMITED (registered No. 3097236), a United Kingdom corporation, with its principal place of business at Park House, Hickley's Court, South Street, Farnham, Surrey, GU97QQ (hereinafter referred to as "Licensee").

                                   WITNESSETH

         WHEREAS, Licensor has the exclusive right to license for commercial purposes, the use of the "Property", as defined in Paragraph 1(a) below;

         WHEREAS, Licensee is engaged in the business of the production and sale of greeting cards, Licensed Articles as defined in Paragraph 1(b) below; and

         WHEREAS, Licensee desires to utilize the Property in the manufacture, distribution, offering for sale, and sale of the Licensed Articles;

         NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1.       Definitions.    For the purposes hereof:

                  (a) "Property" means and shall be deemed to include the name and mark "Healthy Planet Products", and any proprietary logo, graphic design, photographic image, symbol, trademark, copyright or other intellectual property of the Licensor.

                  (b) "Licensed Articles" means the merchandise or products described in Appendix A attached hereto.

                  (c) "Net Sales" means the value of total gross sales of the Licensed Articles, less returns, discounts, allowances and samples to the extent actually paid or allowed, not to include the direct or indirect costs incurred in manufacturing, selling, promoting or distributing the Licensed Articles and not to include the amount of any uncollectible accounts.

                  (d) "Premium" means any Licensed Article used for the purpose of increasing the sale, promoting, or publicizing any other product, or any service, including but not limited to incentives for sales forces, trade and consumer and incentives for fundraising.

         2.       Grant Of License

                  (a) "Grant" Subject to the limitations set forth in this License Agreement, Licensor hereby grants to Licensee the right to use the Property in the manufacture, distribution, offering for sale and sale of the Licensed Articles.

                  (b) "Warranty" Licensor warrants that it is the sole and absolute owner of the Property and has the sole and absolute right and authority to grant the license as set forth herein.

                  (c) "Exclusivity" The Licensor shall not license any third party to use and/or make representations of the Property or any part thereof in connection with the manufacture, distribution, promotion and sale of any products which are substantially the same or similar to or directly competing with any of the Licensed Articles within the Territory.

                  (d) "Territory" The license hereby granted extends to the United Kingdom of Great Britain and Northern Ireland and Belgium, Luxembourg, Netherlands, France, Italy, Spain, Portugal, Germany, Greece, Denmark, Eire, Finland, Austria, and Sweden, Isle of Man, the Channel Islands, and Norway.

                  (e) "Term" The term of this Agreement shall begin on the First (1st ) day of March, 1996 and shall continue in effect and shall ultimately terminate on the twenty-eighth (28th ) day of February, 2001, unless sooner terminated in accordance with the provisions hereof.

         3.       Limitations On License

                  A. "General" Licensee acknowledges that Licensor grants licenses to numerous persons for use of the Property for the manufacture, sale, endorsement or promotion of various goods and services, and that the definition of Licensed Articles is to be strictly construed to avoid any conflict with rights of other present or prospective licensees of Licensor.

        4. No Sublicenses. Licensee may not grant sublicenses with respect to any of the rights granted hereunder and the license granted herein is not transferable by operation of law or otherwise, is indivisible and non-assignable and may not be encumbered without Licensor's prior written approval.

         5. Licensor's Proprietary Rights. Licensee acknowledges Licensor's exclusive right, title and interest in and to the property, and acknowledges that the use of the property in connection with the Licensed Articles or otherwise without the benefit of a license agreement is an infringement of the property and constitutes unfair competition. During the term of this Agreement and thereafter, Licensee will not contest Licensor's exclusive right, title and interest in and to, or the validity of, the property. Licensee agrees that Licensor may obtain trademark registration for the property for the class of goods which includes the Licensed Articles and Licensee will cooperate with Licensor in obtaining such registration or copyright provided that the costs of such registration shall be borne by the Licensor. It is acknowledged by the Licensor that the Licensee upon obtaining the consent of the Licensor (such consent not to be unreasonably withheld or delayed) shall be free to use such name, logo or trademark in connection with the sale and marketing of the Licensed Articles as the Licensee thinks fit.

         6.       Use of Licensed Marks

                  A. Scope of Use. Licensee will not use the property or any mark or name similar thereto other than in connection with the manufacture, distribution, offering for sale and sale of Licensed Articles pursuant to this Agreement.

                  B. Licensee Status. Licensee will not in any manner represent that it has any interest in the property except as a licensee of Licensor. Use of the property by Licensee shall not confer upon Licensee any right, title or interest in or to the Property, but all such use by Licensee shall enure to the benefit of Licensor.

                  C. Quality Control; Compliance with Laws. Licensee agrees that the Licensed Articles shall be of high standards of quality, shall be safe, adequate and suited to their intended use, shall enhance the Property, shall be created, promoted, sold and distributed in accordance with all applicable federal, state and local laws and regulations, and that the policy of sale, distribution and utilization by Licensee shall be of high standards and shall in no manner adversely reflect upon the Property or the good name and reputation of Licensor.

                  D. Licensor Approval of Advertising, etc. The quality, art work and style of such Licensed Articles, as well as of any labels, cartons, containers, packaging or wrapping materials, and promotional, advertising or sales materials relating to Licensed Articles and any modifications thereof, shall be subject to prior written approval of Licensor, such approval not to be unreasonably withheld or delayed. To this end, before commercially producing, selling or distributing any Licensed Articles or utilizing or publishing any promotional materials in connection therewith, Licensee shall furnish to Licensor or to an authorized representative of Licensor as Licensor shall direct in writing, free of cost, for its written approval six (6) samples of each of the Licensed Goods and of cartons, labels, containers, packaging and wrapping materials and promotional, advertising or sales materials, relating to Licensed Articles to be used in connection therewith. Licensor shall have seven (7) days to review materials, and must respond to Licensee in writing the approval, disapproval and/or corrections that need to be made provided that if no written response is received by the Licensee within seven (7) days than the Licensee shall be free to proceed.. After samples have been approved pursuant to this section, Licensee shall not depart therefrom in any material respect without Licensor's prior written consent. From time to time during the term of this Agreement, in order for Licensor to insure that the standards of quality set forth above are being maintained, Licensee, upon Licensor's reasonable request, shall furnish to Licensor, or to an authorized representative of Licensor, as Licensor shall direct in writing, free of cost, current samples of each type of Licensed Articles being manufactured, sold, or distributed by Licensee hereunder, together with any cartons, labels, containers, packaging and wrapping materials and promotional, advertising or sales materials relating to Licensed Articles used in connection therewith. If such samples do not meet the above standards, Licensor may require Licensee to make such modification as will satisfy such standards and Licensee shall comply therewith.

                  E. Legends. The following legend shall appear on all Licensed Articles, labels, cartons, containers, signs, packaging, wrapping, advertising and sales and promotional materials or the like which bear the property: "(C) 1996 Healthy Planet Products". Whenever the property appears on Licensed Articles, labels, cartons, containers, signs, packaging, wrapping, advertising, sales and promotional materials or the like, each such use of the Licensor's marks shall be followed by a (R) or (TM) symbol or other registration notice in the form set forth on Appendix B attached hereto or as Licensor shall otherwise notify Licensee from time to time.

                  F. Inspection. Licensor shall have the right upon giving Licensee reasonable notice, at its expense, to visit and inspect the offices and plants of Licensee at reasonable times during regular business hours.

                  G. Additional Covenants. Licensee also covenants and warrants that: (a) it will use best commercial efforts to manufacture, market and sell high quality Licensed Articles in an environmentally responsible manner; (b) it will not create any expenses chargeable to Licensor; and (c) it will not use Licensed Articles for combination sales, premiums, giveaways or any other use or disposition, without the prior written consent of Licensor, which consent may be granted or withheld in the exercise of the sole discretion of Licensor.

         7.       Royalties.

                  A. Percentage Royalties. As consideration for the license herein granted, Licensee agrees to pay Licensor royalties equal to seven percent (7%) of the adjusted gross invoice price (which means the gross price of Licensed Articles sold by or on behalf of Licensee, less deductions for returns and customary trade discounts in connection with such sales) or the bona fide fair market value price of Licensed Articles disposed of as described in Section 1.C hereof, whichever is greater. Such royalties shall be payable within thirty
(30) days following the close of each calendar quarter for sales during such quarter, beginning with the calendar quarter in which the first sale or disposition of Licensed Articles occurs. Such royalties shall be paid by the Licensee to the Licensor in pounds sterling.

                  B. Definition of Sold. Licensed Articles shall be considered sold when shipped, billed, or paid for, whichever first occurs.

                  C. Sales at Less Than Fair Market Value. Sales or distribution of Licensed Articles at less than the bona fide fair market value price (for example, introductory offers, or sales at special prices) shall be valued at the bona fide fair market value price, which means the price which would have been charged in a bona fide arm's length sale.

                  D. Minimum Royalties. Licensee agrees to pay the following minimum royalties for the calendar year referenced:

                               FOR THE 12
                             MONTH PERIOD
                                ENDING              (pound)  STERLING
                           -----------------        -----------------

                           February 28, 1997          (pound) 12285
                           February 28, 1998          (pound) 27300
                           February 28, 1999          (pound) 47775
                           February 28, 2000          (pound) 68250
                           February 28, 2001          (pound) 81900


                  Licensee will advance one quarter (25%) of minimum royalty in March of each agreement year with earned royalties paid quarterly with any remaining minimum due by the end of March of the next calendar year.

         8.       Records and Payments

                  A. Periodic Statement. Licensee shall maintain accurate records showing the quantity and sales price of Licensed Articles manufactured, sold or otherwise disposed of by Licensee. Within 30 days after the end of each calendar quarter, Licensee shall deliver to Licensor a complete and accurate statement in writing, duly certified to be correct by an officer of Licensee relating to the preceding calendar quarter which will state:

                           (1)  the  quantity  of  Licensed   Articles  sold  or
otherwise disposed of during the preceding quarter, indicating the nature of such other disposition;

                           (2) the gross invoice price or fair market value,  as
applicable, of all Licensed Articles sold or disposed of during such quarter, the dollar amounts of all returns, customary trade discounts, and sales taxes paid during such quarter, and the adjusted gross invoice price of all Licensed Articles sold during such quarter.

                           (3)  the  amount  of  any  credit   against   accrued
royalties for such quarter permitted under Section 1.C hereof; and

                           (4) an itemized  statement of royalties  due Licensor
for sales and dispositions made during such quarter.

                           Receipt or acceptance  by Licensor of any  statements
referred to herein and the quarterly royalty payment shall not preclude Licensor from questioning the correctness of any such statements and/or royalties paid or payable.

                  B. Examination of Books and Records. Licensor may examine the books and records of Licensee during normal business hours and at reasonable times with prior notice through Licensor's own employees or representative(s) to obtain or verify the information described in Section 8; provided, however, if it is determined that Licensor is entitled to royalties in an amount which is equal to or greater than two percent (2%) in any twelve (12) month period of the sums reported by Licensee as due Licensor, then Licensee shall be obligated to pay and shall pay to Licensor the costs and expenses directly or indirectly incurred by Licensor in the examination of the books and records of Licensee. Such reasonable costs and expenses as herein provided shall not limit any other damages, costs or expenses, or remedies to which Licensor may be entitled.

           9.     Indemnity

                  A. Licensor hereby agrees to defend, indemnify and hold harmless Licensee from and against any and all losses, expenses, damages, injuries, liabilities and claims (including reasonable attorney's fees) whether based upon strict liability, negligence, tort, contract or otherwise, arising solely out of the use of the Property by the Licensee as authorized in this Agreement, provided that the Licensee shall give notice to the Licensor within ten (10) days after notification of each such loss, expense, damage, injury, liability or claim and further provided that the Licensor shall have the right to undertake and conduct the defense of any cause of such action so brought and handle any such claim or demand.

                  B. Licensee hereby agrees to indemnify, defend and hold harmless Licensor from and against any and all losses, expenses, damages, injuries, liabilities and claims (including reasonable attorney's fees) whether based upon strict liability, negligence, tort, contract or otherwise, arising out of or in relation to (i) the manufacture, sale , use, advertising, promotion, offering for sale, or distribution of Licensed Articles, (ii) the merchantability, quality, design, nonconformity or fitness for a particular purpose of the Licensed Articles, or (iii) the breach by Licensee of any of the terms or conditions of this Agreement.

         10. Insurance. Licensee will obtain and maintain product liability insurance, in an amount equal to a minimum of One Million Dollars ($1,000,000) per occurrence providing protection for Licensor, its directors, officers, agents and employees, as named insureds, against any of the claims, demands, or causes of action or damages described in this paragraph 9 hereinbefore. Said insurance policy shall provide that Licensor, its directors, officers, agents and employees, be named as additional insureds and that it may not be canceled by Licensee without at least thirty (30) days written notice to Licensor. A copy of a certificate of insurance consistent herewith shall be provided to Licensor by Licensee on or before the date of execution of this Agreement as set forth hereinabove. Licensee's obligation to insure shall continue, without regard to the ultimate termination of this Agreement, throughout any time during which any Licensed Article is manufactured, promoted or actively sold by Licensee.

         11.      Termination

                  A. Termination by Licensor. Licensor shall have the right to terminate this Agreement and the license granted hereunder as follows:

                           1. Upon a breach by  Licensee  of any of the terms or
conditions of this Agreement, which breach is not cured within thirty (30) days after delivery of notice specifying such breach; or

                           2. In the event  Licensee  shall apply for or consent
to the appointment of a receiver, trustee or liquidator or shall otherwise be the subject of any bankruptcy, reorganization, or insolvency proceedings, or makes an assignment for the benefit of creditors, or becomes insolvent or discontinues substantially all its business, or a receiver is appointed for it or its business.

                           In the event of Licensee's  breach  hereof,  Licensor
shall give written notice of such breach to Licensee, and Licensee shall have thirty (30) days from the date of said notice to cure or present a mutually agreed upon plan to cure such breach. In the event that Licensee has not affected a cure or a mutually agreed to plan to cure has not been reached within said thirty (30) days, or in the event that Licensee takes any actions which may jeopardize Licensor's rights in the Property and associated good will, Licensor shall have the right to terminate this Agreement, in addition to any other rights and remedies Licensor may have under the terms of this Agreement or applicable law.

                  B. Sale of Licensed Goods Following Expiration or Termination. Licensee shall cease to manufacture or sell the Licensed Articles forthwith following termination of this Agreement (or as required due to any partial termination). Notwithstanding the foregoing, upon the expiration of this Agreement at its scheduled expiration date without renewal, and if Licensee is not in breach of any of the terms or conditions of this Agreement as of such date, if Licensee has an inventory of any Licensed Articles (including finished goods or goods in process) as of the date of such expiration, Licensee may thereafter sell such Licensed Articles subject to all the terms and conditions of this Agreement, including, but not limited to, maintenance of quality, the payment of royalties and submission of reports; provided, however, in no event shall Licensee sell any Licensed Articles after the expiration of six (6) months following expiration of the Agreement, and further provided, that Licensee's right to sell Licensed Articles during such period shall be non-exclusive. Within thirty (30) days following expiration or termination of this Agreement, Licensee shall advise Licensor in writing of the type and quantity of any inventory of Licensed Articles still held by Licensee.

         12. Infringement and Other Proceedings. The Licensee agrees to assist the Licensor in the enforcement of any rights of the Licensor in the Property. The Licensor, if it so desires, may commence or prosecute any claim or suits in its own name or in the name of the Licensee or join the Licensee as a party thereto. The Licensee agrees to notify the Licensor in writing of any infringements or imitations by third parties of the Property which may come to the Licensee's attention. The Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or imitation. With respect to all claims and suits, including suits in which the Licensee is joined as a party, the Licensor shall have the sole right to employ counsel of its choosing and to direct the handling of the litigation and any settlement thereof. The Licensor shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such suits.

         13. Arbitration. Any controversy or claim arising out of or relating to the terms and conditions of this License Agreement, either party's performance or failure to perform hereunder or any other claim or dispute arising out of or resulting from this License Agreement, or the propriety of the conduct of the parties with respect thereto, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and the procedures set forth below. In the event of any inconsistency between such rules and procedures set forth below, the procedures set forth shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

                  (a) Either party shall have the right to institute the procedure designated in this Section by making written demand of the other party, specifying in reasonable detail the nature of the dispute and the intent to arbitrate.

                  (b) Location. The location of the arbitration shall be in San Francisco, California.

                  (c) Selection of Arbitrators. The arbitration shall be conducted by a panel of at least one and not more than three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration, and who are intimately familiar with the licensing industry, and specifically with respect to merchandising and licensing.

                  (d) Discovery. Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, (b) the identification of witnesses to be called at the hearing, which identification shall give the witness name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness, and (c) the opportunity to depose witnesses prior to the hearing. The arbitrator(s) shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

                  (e) Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrator(s) is/are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute but in any event on or before the expiration of 90 days from the date on which the matter was submitted for arbitration.

                  (f) Remedies. It is the intent of the parties that the primary focus of the arbitration shall be the resolution of the dispute brought before the arbitrators, and that after such resolution that this Agreement will continue in force and effect. Notwithstanding the foregoing, the arbitrator(s) may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, including without limitation termination of the Agreement, injunctive relief and provisional remedies, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages.

         (g) Expenses. The expenses of the arbitration, including the arbitrator's fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator's fees when billed by the arbitrator.

         14.      Miscellaneous

                  A. Notices. All notices and reports in connection with this Agreement and payments required hereunder, shall be in writing and shall be given by postpaid registered or certified mail, return receipt requested, addressed to the addresses set forth in the preamble hereof, or to such other address as either party may notify in writing to the other party. Notice shall be deemed given when mailed.

                  B. Costs. All costs and expenses relating to the manufacture, promotion and sale of Licensed Articles by Licensee shall be paid by Licensee.

                  C. Entire Agreement: Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. The provisions of this Agreement may not be waived, modified, altered or amended except by a written document signed by duly authorized representatives of both parties.

                  D. Governing Law: Forum. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Any litigation or other proceeding to interpret or enforce the provisions of this Agreement or the parties rights and liabilities arising hereunder shall be maintained only in the courts in the County of San Francisco, California.

                  E. Remedies. Licensee recognizes the importance of the property to the operations and activities of Licensor and that monetary damages may not adequately protect or recompense Licensor in the event of breach of this Agreement by Licensee. Therefore, Licensee acknowledges that Licensor may seek, in addition to any other legal or equitable remedies available to it, injunctive or other relief against Licensee and/or others to enforce the terms and conditions of this Agreement in any court having jurisdiction thereof, to prevent unauthorized use of the property.

                  F. Past Due Royalty Payments. In addition to any other remedies available to Licensor by reason of breach of this Agreement, if Licensee fails to pay any royalties when due, Licensor may recover from Licensee, to the extent legally permissible, interest on such unpaid amounts computed at 2% above the prime rate of Citibank during the applicable period, and if such rate of interest is not legally permissible, then the rate of interest shall be the maximum legally permissible.

                  G. No Waiver. Failure of Licensor to insist upon strict performance of any covenants, terms or conditions of this Agreement, or to exercise any rights or remedies upon default, shall not constitute a waiver or relinquishment of its right to insist upon strict compliance with this

Agreement and to enforce all legal and equitable rights as to any such default or breach, whether of like or unlike kind.

                  H.   Relationship   of  Parties.   This   Agreement  does  not
constitute, and shall not be construed as, an agency, partnership, or joint venture between Licensor and Licensee.

                  I. Successors and Assigns: Assignment. This Agreement shall be binding upon and inure to the benefit of Licensor, its successors and assigns and may be assigned or transferred without the consent of Licensee. Licensee may not transfer, assign or encumber this Agreement or any rights hereunder, or delegate its duties hereunder, without the prior written consent of Licensor, such consent not to be unreasonably withheld or delayed..

                  J. Headings. Section headings used in this Agreement are for convenience only and shall not be used in the construction or interpretation of this Agreement.

                  K. Construction. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against any of the parties hereto.

                  L. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument when each party has signed one such counterpart.

                  M. Film. Licensor will provide Licensee in a timely manner four color separations for the Licensed Articles in a format as specified by Licensee in a timely manner. The cost of specified and provided film will be borne entirely by the Licensee. Licensor agrees to research and verify costs of specified film and provide estimates to Licensee for their approval. Licensee will pay Licensor for requested film at Licensor's cost as evidenced by Licensor's supplier invoice.




         IN  WITNESS  WHEREOF,  the  parties,   through  their  duly  authorized
representatives, have executed this Agreement as of the date first set forth above.


LICENSOR:

HEALTHY PLANET PRODUCTS, INC.

By:      s/Bruce Wilson
   -----------------------------------------------------
Its:     President/CEO

LICENSEE:

Twin Oaks Publishing, Ltd.

By:      s/Adrian Atkinson
   -----------------------------------------------------
Its:     President

                                   APPENDIX A


Licensed Articles:

All existing Products of the Licensor as presented in the Licensor's 1996 catalog attached herein, and all subsequent product releases of a similar nature during the term of this agreement.











                                   APPENDIX B



Healthy Planet  Products is a registered  trademark of Healthy Planet  Products,
Inc.